EXHIBIT 99.1


FOR IMMEDIATE RELEASE
---------------------

CONTACT:
Nancy Christopherson
Velocity Express, Inc.
(713) 867-5080
nchristopherson@velocityexp.com

         UNITED SHIPPING & TECHNOLOGY, INC. HAS RAISED $15.0 MILLION IN
                                PRIVATE FINANCING

MINNEAPOLIS, MN - MARCH 13, 2001 United Shipping & Technology, Inc. (US&T) announced that it has raised private placement financing for $15.0 million of its Series D Convertible Preferred Stock. The proceeds will be used to fund working capital and other needs. A special shareholders' meeting, scheduled for the spring of 2001, is being called to approve the issuance of all securities.

The foregoing securities have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.


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